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                                                                    EXHIBIT 99.3


             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]



Board of Directors
E.piphany, Inc.
1900 South Norfolk Street, Suite 310
San Mateo, California 94403

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of E.piphany, Inc. ("E.piphany") as Annex V to the Proxy Statement/ Prospectus of E.piphany and Octane Software, Inc. ("Octane") relating to the proposed merger transaction involving E.piphany and Octane, and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY OF THE PROXY STATEMENT/PROSPECTUS -- Approval of the Merger and Other Matters -- Opinion of E.piphany's Financial Advisor" and "THE MERGER AND RELATED TRANSACTIONS -- Opinion of E.piphany's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                 By: /s/ CREDIT SUISSE FIRST BOSTON CORPORATION
                                     ------------------------------------------
                                     CREDIT SUISSE FIRST BOSTON CORPORATION


Palo Alto, California
April 21, 2000